Exhibit 99.1

ICN Pharmaceuticals, Inc.	International Headquarters	Telephone: (714) 545-0100 x3230
	ICN Plaza	Fax: (714) 641-7215
	3300 Hyland Avenue	Telex: 67-0413
Costa Mesa, California 92626

Contact:
Adam Weiner
Kekst and Company
212-521-4823

ICN PHARMACEUTICALS ISSUES STATEMENT
REGARDING PATENT LITIGATION

     Costa Mesa, CA, July 16, 2003 – ICN Pharmaceuticals, Inc. (NYSE: ICN) announced that it has been notified by the U.S. District Court for the Central District of California (Los Angeles) of a memorandum of decision and order granting the defendants their motion for summary judgment of non-infringement of the asserted patents in the patent infringement suit brought by ICN and Ribapharm Inc. (NYSE: RNA). The decision and order did not rule on defendants’ motion for summary judgment that the patents are invalid. ICN stated that it expects to appeal and is considering additional options.

     ICN stated that due to uncertainty the decision creates with respect to Ribapharm’s royalty revenues and other market conditions, ICN is re-assessing its previously issued earnings guidance for the year insofar as it relates to the ribavirin royalties earned by Ribapharm.

     ICN added that it is also considering the implications of the decision for its pending tender offer for all of the outstanding shares of common stock of Ribapharm not already owned by ICN.

     The scheduled expiration of ICN’s offer is 12:00 midnight, New York City time, on Tuesday, July 22, 2003. ICN’s Offer to Purchase and certain other documents are on file with the Securities and Exchange Commission. Ribapharm stockholders and other interested parties are urged to read ICN’s Offer to Purchase and other relevant documents filed with the SEC because they contain important information. These offering materials, together with a letter of transmittal, have been mailed to Ribapharm stockholders. Ribapharm stockholders will be able to receive such documents free of charge at the SEC’s web site, www.sec.gov, or from ICN at 3300 Hyland Avenue, Costa Mesa, CA 92626, Attn: Investor Relations.

     The Depositary for the tender offer is the American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038. The Dealer Manager for the tender offer is Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004. The Information Agent for the tender offer is Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, NY 10004. Banks and brokers call collect (212) 440-9800. All others call toll free (800) 965-5215.

     ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, infectious diseases and cancer.

FORWARD-LOOKING STATEMENTS

     This press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, projections of future sales, royalty income, operating income, returns on invested assets, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, and other risks detailed from time to time in ICN’s SEC filings. These statements are based on management’s current expectations and involve risks and uncertainties which include whether the conditions to the tender offer will be satisfied and, following the completion of the tender offer and the consummation of the merger, ICN’s ability to successfully re-integrate Ribapharm into its operations, retain key employees, reduce costs, general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. ICN wishes to caution the reader that these factors, as well as other factors described in ICN’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

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